Delisting Determination, The Nasdaq Stock Market, LLC,
April 28, 2020,  Fellazo Inc. The Nasdaq Stock Market LLC
(the Exchange) has determined to remove from listing the ordinary shares, warrant, unit, and right of Fellazo Inc.
(the Company), effective at the opening of the trading session on May 8, 2020. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5250(a)(1), 5250(b)(1), 5250(c)(1),
and 5605(d). The Company was notified of the Staff determination on December 13, 2019 and of an additional delist determination on January 22, 2020. The Company appealed the determination to a Hearing Panel on December 20, 2019. On March 3,
2020, upon review of the information provided by the Company, the Panel issued a decision denying the Company continued listing and notified the Company that trading in the Company securities would be suspended on March 5, 2020.
The Listing Council did not call the matter for review.
The Staff determination to delist the Company became final on April 17, 2020.